Exhibit 99.1

MEDTOX® Scientific, Inc.

Second Quarter Conference Call

July 17, 2007

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our second quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX. - Chairman, President & CEO

Thank you, Kevin. We are pleased with the second quarter of 2007. Revenue, gross profit, gross margin, operating income and net income were at record levels for the quarter.

Revenue for the quarter increased 19.4% and year-to-date 17.9%, significantly exceeding the previous three calendar year average of 10.7%. Gross margin also improved for the quarter and year-to-date compared to comparable prior year periods. The increase in sales drove higher SG&A expenses as a percentage of sales compared to the prior year periods, which had a negative impact on operating income. The revenue increase for the quarter was largely attributable to new client relationships which are more costly to implement compared to increased revenue from existing clients. We expect those expenses to flatten in the second half of the year relative to sales. Kevin will have more detail in his presentation.

In our Laboratory Segment, sample volume overall increased in the second quarter, and our pricing structure remained stable. Our lab-based drugs-of-abuse business showed solid growth in Q2. Our clinical laboratory also showed strong revenue growth with Clinical Trial Services continuing to perform well. We continue to be excited about Clinical Trial Services while keeping in mind that it is project oriented and may not be predictable on a quarter to quarter basis. During the first half of 2007, we invested in instrumentation and capacity in Clinical Trial Services.

Our Diagnostic Segment showed a solid increase in sales of 24%. A contributor to this increase was our PROFILE®-III ER device sold to hospitals. During the quarter we placed an additional 100 MEDTOXScan® readers for use with the PROFILE®-III ER device in the hospital market. Demand for the readers continues to be strong.

Overall, we are making the most of our current momentum. We continue to invest resources back into sales and marketing, R&D and information technology. As we have said previously, we will continue to scale our organization to meet new opportunities, but remain committed to a performance-based environment, controlling costs with an efficient low-risk high-reward approach. Since our business model anticipates recurring revenue from existing clients, the increase in sales from new clients in the quarter provides excellent momentum as we move into the second half of 2007.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 19% for the quarter.

In our lab business, second quarter revenues were $15.8 million, up 18% from the second quarter of last year. Revenues from workplace drugs-of-abuse testing increased a solid 18% with growth driven primarily from new clients. Revenues from our Specialty Laboratory Services were up 18% due to continued strong growth in testing for Clinical Trial Services. Specialty Laboratory Services represented 34% of our lab revenues in the quarter.

In our POC diagnostic business, second quarter revenues were $5.0 million, up 24% from last year. The growth was driven primarily by strong sales of our PROFILE®-III ER, PROFILE®-III and SURE-SCREEN® devices, as well as an increase in our contract manufacturing revenue.

Our overall gross margin was 46.1% in the second quarter, compared to 44.5% last year.

Our lab business operated at a 41.1% margin in the second quarter, up 200 basis points from 39.1% in the second quarter of last year. The improvement in gross margin resulted primarily from additional volume through our current infrastructure.

Margins in our POCT diagnostic division were 62.1% in the quarter, down slightly from 62.7% last year.

Our selling, general and administrative expenses were $6.1 million in the quarter, up from $4.9 million in the second quarter last year. SG&A expenses were slightly higher than our expectations, and reflect an increase in sales expenses, incentive based compensation and information technology. As Dick mentioned, we expect SG&A expenses to level off and run at a similar level for the remainder of the year.

Research and development expenses were $768,000 in the quarter, up from $531,000 in the second quarter last year. R&D expenses reflect increased product development expense in our Diagnostic division as well as increase in laboratory assay development expense primarily in support of testing for clinical trials.

Operating income for the quarter increased 14% to $2.7 million.

Other expenses decreased to $47,000 in the quarter compared to $237,000 in the prior year and consist primarily of interest expense and the net operating results of the New Brighton Business Center. The improvement resulted primarily from the resolution of a previously reserved rent receivable at the New Brighton Business Center, as well as lower interest expense related to reductions in our average debt levels. We anticipate other expenses to run approximately $160,000 to $180,000 per quarter for the remainder of the year.

The effective income tax rate for the quarter was 32.6% compared to our expected rate of 36.5% due to a permanent book to tax difference related to the exercise of incentive stock options. We expect our effective rate to be approximately 36.5% for the remainder of the year.

Net income for the quarter increased 37% to $1.8 million.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong May and June sales and the timing of cash receipts. Our days sales outstanding are at 60 days for the quarter compared to 58 days last year. Accounts payable is up due to the timing of purchases.

For the first six months of the year, capital expenditures were $3.8 million and depreciation and amortization was $1.9 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

We would be glad to take any questions that you may have now.

QUESTION AND ANSWER

Steve Crowley, Craig-Hallum - Analyst

Couple of questions for you. In terms of the R&D expense increase in the quarter, you gave us a little bit of detail as to why. That is a rather meaningful uptick from prior run rate levels. I guess I am wondering if there was anything anomalous in that R&D expense, or whether or not you kind of cranked up this effort focused on a couple of particular areas?

Dick Braun, MEDTOX - Chairman, President & CEO

The two major areas, obviously, are the assay development in the Lab and our Diagnostic area. Assay developed in the lab was up significantly related to one particular clinical trial. So we would not expect necessarily to see the lab R&D stay at that same level.

As far as Diagnostic, the introduction of the reader and the other peripheral materials with it and continuing software development upgrades there is really the driver for that R&D in Diagnostics.

Steve Crowley, Craig-Hallum - Analyst

Okay, and on the SG&A side, just want to make sure I understand your comments. You are saying in an absolute dollar sense, they are likely to hang around this level for the balance of the year, so over $6 million for the next couple of quarters?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

As you know, we saw an uptick in the quarter higher than what we would have anticipated or expected. Certainly don't see that as continuing and we will refocus our efforts to control the cost on those line items. We certainly don't see them going higher than their current levels.

Steve Crowley, Craig-Hallum - Analyst

But I guess you are not telegraphing a drop back down under $6 million? That's a question.

Dick Braun, MEDTOX - Chairman, President & CEO

No, we're not.

Steve Crowley, Craig-Hallum - Analyst

You referenced in the text of your release your success in placing an additional 100 MEDTOXScan® readers. I'm wondering if you think that's the kind of placement run rate that is appropriate for us to have in mind? Maybe as a preface to that question, where does that put your install base at the end of the quarter?

Jim Schoonover, MEDTOX - CMO

The installed base is just slightly north of 300. I think it is about 302, 303 in total, and I think the 100 readers, it is still a little early in the process, but we think that 100 per quarter run rate is good. At this point, it could uptick a bit going forward, but we are comfortable with that at this point.

Steve Crowley, Craig-Hallum - Analyst

Couple more questions since you guys are available and I certainly have them. Mentioned that you benefited -- the Products business benefited in the second quarter from an improvement in the Contract Manufacturing business from Q1 levels. Can you give us the breakdown of products between diagnostic products and contract manufacturing? I don't know if you want to do Other, but whatever way you think the breakdown makes sense?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Substance abuse products were $4.2 million in the quarter, Contract Manufacturing was $500,000 and the Other was about $200,000.

Steve Crowley, Craig-Hallum - Analyst

And Contract Manufacturing a year ago I think was -- .

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

$400,000.

Steve Crowley, Craig-Hallum - Analyst

$400,000. And in the year ago period, maybe you could save me some math, the substance abuse component of that revenue stream -- do you have what the year ago comparable was?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Yes. Second quarter last year the substance abuse was $3.4 million.

Steve Crowley, Craig-Hallum - Analyst

A nice growth there. We are seeing some of the impact of the MEDTOXScan® reader I trust in the growth of that number. What can you tell us about your experience in terms of utilization of the consumables by that instrument?

Jim Schoonover, MEDTOX - CMO

As you know we had put a minimum buy per month on the placement of a reader and what we are finding with customers is that they are actually purchasing slightly more than that minimum. Probably somewhere in the area of 25% additional than we had anticipated. So the numbers that we had projected in terms of what would be driven by each placement, have held very firm and we have no reason to think that that won't continue.

One of the things that we have seen is some interest in the reader by higher volume hospitals. That sell cycle is slightly longer, but we do believe that the reader will be utilized by larger hospitals and that will obviously drive more product sales through MEDTOX.

Steve Crowley, Craig-Hallum - Analyst

One of your other growth drivers that you highlighted was the Clinical Trial Services business. Can you give us some sense for the performance of that business year-to-date, relative to the first six months of last year?

Jim Schoonover, MEDTOX - CMO

It is up about 47% from last year, but one thing to keep in mind and some of this is cyclical and some of it is due to the nature of the projects that we are involved with. The second half of the year tends to be stronger in CTS than the first half but as Dick has mentioned a number of times in the past, it is project-based and that is why we try to recap the success of that product area at the year-end call.

Steve Crowley, Craig-Hallum - Analyst

Maybe we could talk about one other aspect of the landscape here. I want to try and understand it to the best of my ability, that is the seasonality in your business from second to third quarter. Last year in the Laboratory Services business you saw a nice jump in the business from second to third quarter. But that was coming off a second-quarter performance that wasn't particularly robust. The year prior, they were comparable kind of performances.

What is the right way for me to think about the seasonal factors in your September quarter relative to your June quarter?

Dick Braun, MEDTOX - Chairman, President & CEO

I will take a shot at that. You are right on the data and that was we had a poorer second quarter from last year in terms of revenue growth and so the increase in the third looked better and the prior year, they were close.

I think -- obviously the two quarters in the middle are the strongest and it is difficult for us to predict, but one thing you should keep in mind is that in prior years, as I said, the annualized average growth rate was between 10 and 11 and in the first half of this year we grew at 18% and since it is a recurring revenue business, we should be a beneficiary of some of that into the third quarter.

Steve Crowley, Craig-Hallum - Analyst

One thing we have talked about in the past on your conference calls is eChain®. I guess what kind of update might you offer on eChain® either in terms of -- I guess the number of sites has become less significant. The more important question is how you might be able to leverage that in the future?

Jim Schoonover, MEDTOX - CMO

Yes. The number of sites is pretty consistent at this point at 1,100. We are filling in a couple of gaps that we have recognized based on conversations we have had with new prospects in terms of their desire to utilize eChain®. We have shown it to a number of larger customers in the second quarter, and we will continue to market that throughout the third and fourth quarters. In fact we will put some of our new associate sales representatives specifically on the eChain® project in the second half of 2007. So it continues to perform well. We have added some additional functionality to it, and we believe that the response from customers has been and will continue to be very positive.

Steve Crowley, Craig-Hallum - Analyst

Great. Thank you guys again. I will look forward to following up with you.

Lenny Shimunov, Aristos Capital

Quick question. Thanks for taking my call. Could you talk a little bit about the tickup in accounts receivable, if we should read anything into that or is it just a change in the mix maybe?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Yes. It is really related to strong sales in May and June. Days sales outstanding runs 60 days; last year was 58 days so it really relates to the strong end of the quarter sales.

Lenny Shimunov, Aristos Capital

But as you sell more diagnostic products how does that -- how do you expect that to change?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

As we sell more diagnostics, the DSO on the diagnostic products tends to be a little better. So if that mix grows it should help reduce the overall DSO of the Company.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again at the end of the quarter.